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                          AGREEMENT AND PLAN OF MERGER


      AGREEMENT AND PLAN OF MERGER, dated as of         , 1996 (the
                                                --------
"Agreement"), among Turtle Beach Systems, Inc., a Pennsylvania corporation ("TBS"), Integrated Circuit Systems, Inc., a Pennsylvania corporation ("ICS"), CFJ Systems Inc., a New York corporation ("CFJ"), Carmine J. Bonanno and Frederick J. Romano, as individuals (collectively the "CFJ Stockholders"), Voyetra Technologies Inc., a Delaware corporation ("VTI"), and VTI Merger, Inc. a New York corporation and wholly owned subsidiary of VTI ("VTI Merger"). CFJ, the CFJ Stockholders, TBS, ICS, VTI, and VTI Merger shall be herein referred to collectively as the "Parties" and each individually as a "Party."


                                 WITNESSETH

WHEREAS, the Boards of Directors of ICS, TBS, CFJ, VTI, and VTI Merger have each determined that it is in the best interests of their respective stockholders that VTI, TBS and CFJ enter into a business combination;

WHEREAS, the combination of VTI, TBS and CFJ shall be effected by the terms of this Agreement through transactions in which (i) VTI Merger will merge into CFJ such that CFJ will become a wholly owned subsidiary of VTI and the stockholders of CFJ will become stockholders of VTI (the "Merger") , and (ii) ICS as the majority stockholder of TBS will swap its shares of TBS Common Stock for shares of VTI Common Stock and accordingly TBS will become a subsidiary of VTI and ICS will become a stockholder of VTI (the "Stock Purchase").

WHEREAS, the Boards of Directors of VTI, TBS and CFJ have each determined that the transactions as contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and have each approved such transactions upon the terms and conditions set forth herein;

WHEREAS, for federal income tax purposes, it is intended that these transactions shall qualify as tax-free reorganizations under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


           ARTICLE I -- THE MERGER AND PURCHASE AND SALE TRANSACTION

SECTION 1.1 -- Closing. The closing of the transactions contemplated herein will take place at 12:00 a.m., EST, on November 29, 1996, concurrently at the offices of ICS and Costigan Hargraves & McConnel PC, unless another date, place or time is agreed to in writing by CFJ and ICS (the "Closing Date" or "Closing").

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SECTION 1.2 -- The Merger.  At the Effective Time (as defined in Section 1.3 hereof) and subject to the terms and conditions of this Agreement and the applicable state law (a) VTI Merger shall be merged with and into CFJ (VTI Merger and CFJ are sometimes referred to below as "Constituent Corporations" or the "New York Constituent Corporations"), the separate corporate existence of VTI Merger shall cease, and CFJ shall continue as the surviving corporation which shall be a wholly owned subsidiary of VTI (the "Merger"). CFJ as the surviving corporation after the Merger may also be referred to herein as the
"Surviving Corporation or the "New York Surviving Corporation".   VTI Merger as
the non-surviving corporation after the Merger may be referred to herein as the "Merged Corporation".

SECTION 1.3 -- Effective Time of the Merger. As promptly as practicable after the consummation of the Closing referred to in Section 1.1 hereof, the Parties shall cause the Merger to be consummated by filing a certificate of merger with respect to such Merger, with the Department of State of and under the laws of New York. Such certificate of merger shall be in such form as required by, and executed in accordance with, the relevant provisions of the applicable state laws (the time of such filing being the "Effective Time").

SECTION 1.4 -- Effects of the Merger. Without limiting the generality of the foregoing, and subject thereto, (a) at the Effective Time (i) the bylaws of of the Surviving Corporation shall be the bylaws of the Merged Corporation, as in effect immediately prior to the Effective Time, until thereafter amended as provided by law, (ii) the Certificate of Incorporation of CFJ as in effect immediately prior to the Effective Time, shall be amended so that Article Fourth thereof shall read in its entirety as follows: "The total number of shares of all classes of stock which the corporation shall have authority to issue is 1,000, all of which shall consist of Common Stock, par value $.001 per share." and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, (iii) the directors and officers of the Merged Corporation shall continue to serve as the directors and officers in their respective offices of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal, and (iv) at and after the Effective Time all of the property, rights, privileges, powers and franchises of the Constituent Corporations shall continue with, or vest in, as the case may be, the Surviving Corporation, and all debts, liabilities and duties of the Constituent Corporation shall continue to be, or become, as the case may be, the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5 -- Purchase and Sale of Common Stock. On the Closing Date and subject to the terms and conditions of this Agreement and the applicable state law ICS shall sell and VTI shall purchase from ICS 4,976,400 shares of TBS Common Stock (as defined in Section 3.3 hereof,) and as sole consideration therefor VTI agrees to and shall cause to be issued and delivered to ICS a certificate or certificates registered in the name of ICS, representing 1,730,922 validly issued, fully paid and non-assessable shares of VTI Common Stock ( as defined in Section 4.3 hereof) free and clear of all pledges, liens, encumbrances, claims and other charges and restrictions thereof of every kind. Such ratio (i.e. 1,730,922/4,976,400=0.34783) of TBS Common Stock to VTI Common Stock is hereinafter referred to as the "TBS Exchange Ratio".

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                                 ARTICLE II --CONVERSION OF SECURITIES

SECTION 2.1 -- Conversion of Capital Stock. The manner and basis of converting the shares of common stock of the Surviving Corporation and of the Merged Corporation at the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or the holder of any such capital stock, shall be as hereinafter set forth in this Article II. Each issued and outstanding share of the capital stock of VTI Merger shall be converted into and become five fully paid and non-assessable shares of Common Stock, par value $0.001 per share of the New York Surviving Corporation.

SECTION 2.2 -- Conversion of Shares. (a) Based upon a capital structure for CFJ consisting solely of 200 shares of common stock issued and outstanding immediately before the Closing Date, such shares of common stock, no par value per share, of CFJ ("CFJ Common Stock") and all rights in respect thereof, shall at the Effective Time be converted into the right to receive 3,000,000 shares of VTI Common Stock (as defined in Section 4.3 hereof).

          (b) No fractional share certificate for VTI Common Stock will be issued upon the surrender for exchange of certificates evidencing CFJ Common Stock or TBS Common Stock, and to the extent the application of such CFJ Exchange Ratio or TBS Exchange Ratio would otherwise result in requirement to issue a fractional share of VTI Common Stock, such conversion result will be rounded to the nearest full share equivalent.

SECTION 2.3 -- Cancellation of Treasury Shares. At the Closing Date, each share of common stock held in the treasury of TBS or CFJ immediately prior to the Closing Date, if any, shall be canceled and retired and no shares of stock or other securities of VTI shall be issuable, and no payment or other consideration shall be made, with respect thereto.

SECTION 2.4 -- Conversion of Shareholder Debt into Common Stock. (a) Prior to the Closing Date, ICS and TBS shall cause all outstanding loans and other amounts remaining owed by TBS to ICS to be converted to TBS Common Stock. (b) Prior to the Closing Date, CFJ and the CFJ Stockholders shall cause all outstanding loans and other amounts remaining owed by CFJ to the CFJ Stockholders to be converted to CFJ Common Stock. For purposes of this section only, outstanding loans and other monies owed shall not include interest on such outstanding loans, monies owed pursuant to trade liabilities in the ordinary course of business or pursuant to a CFJ or TBS employee Benefit Arrangement as defined in Sections 3.9 and 4.9 hereof. The Parties represent and agree that such loans and the interest thereon are and have been fully reflected in the financial statements furnished to each other and that any accrual of interest has stopped as of the date of conversion of such loan to common stock. All such amounts remaining owed shall be paid prior to February 28, 1997.

SECTION 2.5 -- Options to Purchase TBS Common Stock. (a) At the Closing Date, VTI shall, for a period expiring thirty days after the Closing Date, offer to convert each option or warrant granted by TBS prior to the date of this Agreement to purchase shares of TBS Common Stock which is validly outstanding and unexercised on the Closing Date into an option or warrant to purchase shares of VTI Common Stock at a price and for the quantity of shares as determined by the board of directors of VTI, provided however that in the event any of such options for TBS Common Stock are exercised (and not converted into options for VTI Common Stock) and such holders of the shares of TBS Common Stock resulting from such exercise desire to sell such shares to VTI, VTI shall and does hereby agree to cause to be issued to such individuals who have exercised their stock options, in accordance with the provisions of this section, from the 500,000 shares reserved for issuance pursuant to a stock option plan, such number of shares of VTI Common Stock as are determined in accordance with the TBS Exchange Ratio,

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to exchange the shares of TBS Common Stock that are issued as a result of the exercise of options for TBS Common Stock. Certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock, registered in the name of the respective individuals shall be delivered by VTI to the respective individuals as soon as is practical thereafter, free and clear of all pledges, liens encumbrances, claims and other charges and restrictions thereon of every kind.

SECTION 2.6 -- Shares of TBS Common Stock Other Than Shares Owned By ICS. VTI hereby agrees to extend to the stockholders of TBS other than ICS an offer to purchase (through an exchange of VTI Common Stock for the TBS Common Stock) the remaining 773,600 issued and outstanding shares of TBS Common Stock (i.e., excluding such shares as are purchased pursuant to Section 2.5, above as a result of the exercise of options), and as consideration therefor and subject to the acceptance of such offer by such stockholders, shall cause to be issued certificates registered in the name of the respective TBS stockholders accepting such offer, representing the quantity of validly issued, fully paid and non-assessable shares of VTI Common Stock ( as defined in Section 4.3 hereof), free and clear of all pledges, liens, encumbrances, claims and other charges and restrictions thereof of every kind, as determined by multiplying the number of shares of TBS Common Stock held by such stockholders by the TBS Exchange Ratio (see Schedule 3.3). Such offer shall remain open for at least a period of fifteen business days after the Closing Date hereof, after which time it may be withdrawn by VTI.


          ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF TBS AND ICS

TBS and ICS hereby represent and warrant as of the date hereof to CFJ, the CFJ Stockholders, and VTI as follows:

SECTION 3.1 -- Organization and Qualification. TBS is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. TBS has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not have a Material Adverse Effect on TBS.

SECTION 3.2 -- Certificate of Incorporation and Bylaws. TBS or ICS has heretofore furnished to CFJ a complete and correct copy of the Certificate of Incorporation and the Bylaws, each as amended to the date hereof, of TBS. Such Certificate of Incorporation and Bylaws are in full force and effect, and TBS is not in violation of any of the provisions of its Certificate of Incorporation or, in any material respect, its Bylaws.

SECTION 3.3 -- Capitalization. (a) The authorized capital stock of TBS consists solely of 7,500,000 shares of common stock, par value $0.01 per share (the "TBS Common Stock"), of which, immediately prior to the Closing, (i) 5,750,000 shares of TBS Common Stock were issued and outstanding, (ii) 4,976,400 shares of TBS Common Stock are owned by ICS, (iii) no

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shares were held in the treasury of TBS and (iv) 399,500 shares of TBS Common
Stock were issuable upon the exercise of options outstanding under the TBS option plans listed on Schedule 3.3 hereto. Except as set forth on Schedule 3.3 or, after the date hereof, (i) since November 11, 1996, no shares of TBS Common Stock have been issued, except upon the exercise of options described in the immediately preceding sentence, and (ii) there are no outstanding TBS Equity Rights. For purposes of this Agreement, TBS Equity Rights shall mean subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from TBS at any time, or upon the happening of any stated event, any shares of the capital stock of TBS ("TBS Equity Rights"). Schedule
3.3 hereto sets forth a complete and accurate list of certain information with respect to all outstanding TBS Equity Rights as of November 11, 1996. Since November 11, 1996, no TBS Equity Rights have been issued except as set forth on
Schedule 3.3, or, after the date hereof.

(b) Except as set forth on Schedule 3.3, or as provided in Articles I or II of this Agreement, as of and after the date hereof there are no obligations, contingent or otherwise, of TBS to repurchase, redeem or otherwise acquire any shares of capital stock of TBS, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(c) All of the issued and outstanding shares of TBS Common Stock are validly issued, fully paid and non-assessable, and as to the shares issued to ICS are free and clear of all security interests, liens, claims, pledge agreements or incumbrance of any nature.

SECTION 3.4 -- Authority Relative to this Agreement. TBS and ICS have the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary stockholder approval of the Agreement, to carry out their obligations hereunder. The execution and delivery of this Agreement by TBS and ICS and the consummation by TBS and ICS of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of TBS and ICS. This Agreement has been duly executed and delivered by TBS and ICS and, assuming the due authorization, execution and delivery thereof by the other Parties, constitutes a legal, valid and binding obligation of TBS and ICS, enforceable against them in accordance with its terms.

SECTION 3.5 -- No Conflict; Required Filings and Consents. (a) Except as listed on Schedule 3.5 hereto or as described in subsection (b) below, the execution and delivery of this Agreement by ICS and TBS does not, and the performance of this Agreement by ICS and TBS will not, (i) violate or conflict with the Certificate of Incorporation or Bylaws of ICS or TBS, (ii) conflict with or violate any law, regulation, court order, judgment or decree applicable to ICS or TBS or by which any of their respective property is bound or affected, (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of TBS pursuant to, result in the loss of any material benefit under, or require the consent of any other party to, any contract, instrument, permit, license or franchise to which TBS is a party or by which TBS, or any of its property is bound or affected, except, in the case of clause (ii) and (iii) above, for conflicts, violations, breaches, defaults, results or consents which, individually or in the aggregate, would not have a Material Adverse Effect on TBS.

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(b) Except as listed on Schedule 3.5 and except for applicable requirements, if any, of state or federal regulatory laws and commissions, the Exchange Act, the notification requirements of the HSR Act, filing and recordation of appropriate merger or other documents as required by Delaware, New York and Pennsylvania law and any filings required pursuant to any state securities or "blue sky" laws or the rules of any applicable stock exchanges, neither ICS nor TBS are required to submit any notice, report or other filing with any governmental authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any governmental or regulatory authority, domestic or foreign, is required to be obtained by TBS or ICS in connection with its execution, delivery or performance of this Agreement.

SECTION 3.6 -- Absence of Certain Changes or Events.  Except as disclosed on
Schedule 3.6, or the interim balance sheet dated October 26, 1996, since June 29, 1996, TBS has not incurred any material liability, except in the ordinary course of its businesses consistent with its past practices, and there has not been any change, or any event involving a prospective change, in the business, financial condition or results of operations of TBS which has had, or is reasonably likely to have, a Material Adverse Effect on TBS, and TBS has conducted its business in the ordinary course consistent with its past practices.

SECTION 3.7 -- Litigation. There are no claims, actions, suits, proceedings, arbitration or investigations pending or, to TBS's or ICS's knowledge, threatened against TBS, or any properties or rights of TBS, before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, as to which there is more than a remote possibility of an adverse judgment or determination against TBS or any properties or rights of TBS which may reasonably be expected to have a Materially Adverse Effect on TBS, except (a) as disclosed on Schedule 3.7 hereto and (b) as disclosed on
Schedule 3.8 through and including Schedule 3.20, hereto.

SECTION 3.8 -- No Violation of Law. The business of TBS is not being conducted in violation of any statute, law, ordinance, regulation, judgment, order or decree of any domestic or foreign governmental or judicial entity (including any stock exchange or other self-regulatory body) ("Legal Requirements"), or in violation of any permits, franchises, licenses, authorizations or consents that are granted by any domestic or foreign government or judicial entity (including any stock exchange or other self- regulatory body) ("Permits"), except for possible violations none of which, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect on TBS. Except as set forth on Schedule 3.8 hereto, no investigation or review by any domestic or foreign governmental or regulatory entity (including any stock exchange or other self-regulatory body) with respect to TBS in relation to any alleged violation of law or regulation is pending or, to TBS's or ICS's knowledge, threatened, nor has any governmental or regulatory entity (including any stock exchange or other self-regulatory body) indicated an intention to conduct the same, except for such investigations which, if they resulted in adverse findings, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TBS. Except as set forth on Schedule 3.8 hereto, TBS is not subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any court, governmental entity or

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regulatory agency that materially restricts the conduct of its business or which may reasonably be expected to have a Material Adverse Effect on TBS, nor has TBS or ICS been advised that any court, governmental entity or regulatory agency is considering issuing or requesting any of the foregoing. None of the representations and warranties made in this Section 3.8 are being made with respect to Environmental Laws.

SECTION 3.9 -- Employee Matters; ERISA. (a) Set forth on Schedule 3.9 hereto is a true and complete list of all employee benefit plans covering present and former employees or directors of TBS or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any deferred compensation bonuses, stock options, restricted stock plans, incentive compensation, severance or change in control agreements and any other material benefit arrangements or payroll practices (collectively, the "TBS Benefit Plans"). Except as described in Schedule 3.9 TBS is not a party to or bound by any oral or written (i) employment agreement (other than employment agreements terminable by TBS without premium or penalty on notice of 30 days or less under which the only the only material monetary obligation is to make current wage or salary payments and provide current fringe benefits) or consulting agreement; (ii) contract or agreement with any officer, director, or employee (other than employment agreements disclosed in response to or excluded from the scope of clause (i) above, of TBS; or (iii) compensation arrangements, bonus or benefit plans, programs or arrangements, including without limitation all policies, plans and programs relating to retirement, disability, insurance (including any self-insured arrangements,) severance pay, supplemental unemployment benefit, equity participation, stock purchase, stock option, stock appreciation right or any other incentive program (each a "TBS Benefit Arrangement").

(b) All contributions and other payments required to be made by TBS to or under any TBS Benefit Plan and TBS Benefit Arrangement (or to any person pursuant to the terms thereof) for any period ending before or on, or including the Closing Date have been made or the amount of such payment or contribution obligation has been reflected in the TBS Financial Statements (as defined in Section 3.18 hereof).

(c) Each of the TBS Benefit Plans and TBS Benefit Arrangements intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified, and, to TBS's knowledge, no circumstances exist that could reasonably be expected by TBS to result in the revocation of any such determination. TBS is in compliance in all material respects with, and each of the TBS Benefit Plans and TBS Benefit Arrangement is and has been operated in all material respects in compliance with, all applicable Legal Requirements governing such plan, including, without limitation, ERISA and the Code. Each TBS Benefit Plan and TBS Benefit Arrangement intended to provide for the deferral of income or the reduction of salary or other compensation, or to afford other income tax benefits, complies in all material respects with the requirements of the applicable provisions of the Code and other Legal Requirements to the extent required to provide such income tax benefits.

(d) With respect to the TBS Benefit Plans and TBS Benefit Arrangements, individually and in the aggregate, no event has occurred and, to TBS's or ICS's knowledge, there does not now exist any condition or set of circumstances, that could subject TBS to any liability arising under

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the Code, ERISA or any other applicable Legal Requirements (including, without limitation, any liability to any such plan, any affiliate plan or the Pension Benefit Guaranty Corporation (the "PBGC")), or under any indemnity agreement to which TBS is a party, that would reasonably be likely to have a Material Adverse Effect on TBS.

(e) TBS and ICS have no current or expired collective bargaining agreements.

(f) Except as set forth on Schedule 3.9 hereto, (i) the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from TBS to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any TBS Benefit Plan being established or becoming accelerated, vested or payable, (ii) TBS is not a party to (or bound by) (A) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any current or former officer, director or employee (whether or not characterized as a plan for purposes of ERISA), (B) any consulting contract with any person who prior to entering into such contract was a director or officer of TBS, or (C) any plan, agreement, arrangement or understanding similar to any of the items described in clause (ii)(A) or (B) of this sentence, and (iii) TBS is not a party to (or bound by) any agreement with any officer or key employee of TBS providing any term of employment or compensation guarantee extending for a period longer than six months from the date hereof or for payment of compensation in excess of $75,000 per annum.

SECTION 3.10 -- Labor Matters. Except as disclosed on Schedule 3.10 hereto, TBS and ICS are not party to any written or oral collective bargaining agreement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by TBS or ICS as a bargaining representative for employees of TBS. Except as disclosed on Schedule 3.10 hereto, to TBS's or ICS's knowledge, there is no current union representation question involving employees of TBS, nor does TBS or ICS have knowledge of any significant activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Neither ICS or TBS has made any commitment not in collective bargaining agreements listed on Schedule 3.10 hereto that would require the application of the terms of any collective bargaining agreements entered into by TBS to VTI, to any joint venture of VTI, or to any Subsidiary of VTI. For purposes of this Section 3.10, "material" refers to any liability which could reasonably be expected to exceed $75,000.

SECTION 3.11 -- Environmental Matters. Except as set forth on Schedule 3.11 hereto:

(a) To TBS's and ICS's knowledge, (i) no underground storage tanks are present under any property that TBS has at any time owned, operated, occupied or leased,
(ii) no material amount of any substance that has been designated by any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") or by applicable federal, state, or local law to be radioactive, toxic, hazardous, or otherwise a danger to health or the environment, including without limitation, PCBs, asbestos, petroleum, urea-formaldehyde, and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource

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Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws ( a "Hazardous Material"), but excluding office and janitorial supplies, are present as a result of the actions of TBS or ICS or any actions of any third party or otherwise, in on or under any property, including the land and improvements, ground water and surface water, that TBS has at any time owned, operated, occupied or leased, (iii) at no time has TBS transported, stored, used, manufactured, disposed of, released, or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, which has had or is reasonably likely
to have a Material Adverse Effect on TBS, nor has    TBS disposed of,
transported, sold or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity, which has had or is reasonably likely to have a Material Adverse Effect on TBS.

(b) To TBS's and ICS's knowledge, (i) TBS currently holds all environmental approvals, permits, licenses, clearances, and consents (the "Environmental Permits") necessary for the conduct of its Hazardous Material Activities and other businesses of TBS as such activities and businesses are currently being conducted, the absence of which would be reasonably likely to have a Material Adverse Effect on TBS, (ii) no action, proceeding, amendment procedure, writ, injunction or claim is pending or threatened concerning any Environmental Permit or Hazardous Materials Activity of TBS, (iii) there are no facts or circumstances which could involve TBS in any environmental litigation or impose upon TBS any environmental liability which would reasonably be likely to have a Material Adverse Effect on TBS.

SECTION 3.12 -- Board Action; Vote Required; Amendment of Rights Agreement. (a) The Board of Directors of TBS and ICS have determined that the transactions contemplated by this Agreement are in the best interests of TBS and its stockholders and to the extent a stockholder vote is required by applicable law have resolved to recommend to such stockholders that they vote in favor thereof.

SECTION 3.13 -- Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's, investment banking or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TBS or ICS.

SECTION 3.14 -- Tax Matters.  Except as set forth on Schedule 3.14 hereto:

(a) All returns and reports relating to TBS Taxes (as defined below) required to be filed by or on behalf of TBS on or prior to the Closing Date with respect to all taxable periods ending on or prior to the Closing Date have been or will be filed with the appropriate governmental authorities on or prior to the Closing Date or by the due date thereof including any applicable extensions;

(b) The returns and reports referred to in subpart (a) of this Section 3.14 correctly reflect (and as to returns not filed as of the date hereof, will correctly reflect) all material liabilities of TBS required to be shown thereon;

(c) All material federal, state, local and foreign income, profits, franchise, transfer, payroll, property, sales, use, customs, excise, withholding, gross receipts, estimated and other taxes or imposts for which TBS is liable, including additions to the aforesaid for interest and penalties ("TBS Taxes"), shown as due on those returns and reports referred to in subpart (a) of this Section 3.14 which have been, should have been or will be filed by the Closing Date, as well as any TBS Taxes imposed on or in respect of any amounts paid to or by TBS, whether or not such amounts or TBS Taxes are referred to or shown on any returns or reports referred to in
Section 3.14(a) hereof, have been or will be paid on or prior to the Closing Date, and any TBS Taxes not yet due shall be adequately reflected as a liability on TBS's books and records and on its financial statements for all relevant periods.

(d) With respect to any period for which returns and reports for TBS Taxes have not yet been filed, or for which TBS Taxes are not yet due or owing, TBS has made, or will make, due and sufficient accruals for such TBS Taxes in its books and records and financial statements;

(e) With respect to such returns referred to in Section 3.14 (a) hereof, (i) neither the IRS nor any other taxing authority has asserted in writing, or has threatened in writing to assert against any member of the affiliated group that includes TBS (the "TBS Group"), any deficiency or claim for additional TBS Taxes; (ii) no member of the TBS Group has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any TBS Taxes for which any member of the TBS Group may be liable; (iii) no power of attorney with respect to any such TBS Taxes has been executed or filed with any taxing authority, and (iv) no closing agreement with respect to any material TBS Taxes has been entered into by or with respect to any member of the TBS Group pursuant to sections 7121 or 7122, as amended of the Code or any similar provision of any state, local or foreign law.

(f) If, for any state, local, or foreign tax purpose, a taxable period for TBS begins before the Closing Date and ends after the Closing Date (a "Bridge Period"), the Parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authority to treat the portion of the Bridge Period on or before the Closing Date and for all purposes as a short taxable period ending as of the close of the Closing Date and such short taxable period shall be treated as a taxable period ending on the Closing Date for purposes of this Agreement; for purposes of preparing a return for TBS Taxes for any such Bridge Period, TBS Taxes for the Bridge Period shall be allocated between the portion of the Bridge Period ending on the Closing Date and the portion of the Bridge Period beginning on the day after the Closing Date using a closing of the books method and assuming that each taxable period of TBS ended at the end of the Closing Date, except that (i) exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall (to the extent permitted by law) be apportioned on a per diem basis, (ii) real property TBS Taxes shall be allocated in accordance with section 164(d) of the Code, and (iii) other property TBS Taxes that are calculated on an annual basis shall be apportioned on a per diem basis.

(g) TBS has been or will be included in the consolidated federal income tax return and the consolidated or combined state and local tax returns during such period of time in which ICS owned or controlled at least eighty percent of the voting stock or total stock value of TBS.

(h) No irrevocable federal income tax elections are in effect with respect to or affecting TBS (including without limitation elections under Sections 108, 168, 341 1017, 1033, 1502-20 and 4977 of the Code), and no property owned by TBS is property that TBS is required to treat as being owned by another person pursuant to the provisions of section 168(f)(8) of the Code, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property within the meaning of section 168(h)(1) of the Code.

(i) From and after the date hereof, ICS shall not, and shall not permit any of its affiliates to, amend any return or report for Taxes previously filed, which includes information relating to or effecting TBS, which amendment could affect the liability for Taxes of VTI or TBS, unless prior written notice thereof has been delivered to VTI; any such amended federal, state or local return or report shall not be filed with out the express written consent of VTI if the amendment reports an increase in Taxes, unless ICS, at the time of filing such amended return, pays the IRS or other relevant taxing authority an amount equal to such increase in Taxes; for the purposes of preparing all returns for Taxes for taxable periods up prior to or including the Closing Date, the income, deductions, and credits of TBS shall be allocated in a manner consistent with the method provided above; all returns and reports for Taxes filed after the execution date of this Agreement shall, insofar as they relate to items for periods that included days on or before the Closing Date, to the extent permitted by applicable law, be on a basis consistent with the last previous such returns filed in respect of or including items of TBS.

SECTION 3.15 -- Intellectual Property. (a) TBS owns, is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, and any applications for such patents, trademarks, trade names, service marks, copyrights and mask works, as well as any schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of TBS as currently conducted, the absence of which would be reasonably likely to have a Material Adverse Effect on TBS (the "TBS Intellectual Property Rights"). Schedule 3.15 lists (i) all patents and patent applications, trademarks, registered copyrights, maskworks, trade names and service marks which TBS considers to be material in such conduct of its business and included in the TBS Intellectual Property Rights, including the jurisdiction in which each of such TBS Intellectual Property Right has been issued or registered or in which any such application for issuance or registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which TBS is a party and pursuant to which (A) TBS is authorized to use any third party patents, trademarks or copyrights, including software ("TBS Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any TBS product that is material to its business, and
(B) TBS authorizes a third party's use of TBS Intellectual Propery Rights, other than as an end user purchaser of a TBS product.

(b) TBS is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in breach of any license, sublicense or other agreement relating to the TBS Intellectual Property Rights or the TBS Third Party Intellectual Property Rights, the breach of which would be reasonably likely to have a Material Adverse Effect on TBS.

(c) To TBS's or ICS's knowledge all patents, registered trademarks, service marks and copyrights held by TBS are valid and subsisting. Except as set forth on Schedule 3.15, TBS (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) neither TBS nor ICS has any knowledge that the manufacture, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement would reasonably be expected to have a Material Adverse Effect on TBS.

SECTION 3.16 -- Insurance. Except as set forth on Schedule 3.16 hereto, TBS is, and has been continuously since its inception, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by TBS during such time period. Schedule 3.16 contains a complete and accurate schedule of all insurance policies held by TBS or ICS related TBS's business and now in force (including, without limitation, public liability, property damage, workmen's compensation, fidelity bonds, theft, forgery and other coverage,) and such schedule indicates the nature of each policy, and the amount of coverage in each case. All such policies are in full force and the premiums due thereon have been timely paid. TBS or ICS, as the case may be, shall continue to maintain such insurance coverage in full force and effect until the Closing Date. Except as set forth on such Schedule 3.16 TBS has not received notice of cancellation or termination with respect to any material insurance policy of TBS. The insurance policies of TBS are valid and enforceable policies.

SECTION 3.17 -- Certain Contracts. (a) Schedule 3.17 contains a list of all material (as such term is used in regulation S-K, Item 601 under of the Exchange
Act) contracts as to which TBS is a party, and true and complete copies of all such material Contracts have been delivered to CFJ. All TBS contracts are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms, and TBS has not violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default or breach under the provisions of, any TBS contract, except for defaults or breaches which, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on TBS.

(b) Schedule 3.17 identifies each contract, agreement or arrangement to which TBS is a party or may be bound and (i) under the terms of which any of the rights or obligations of a party thereto will be modified or altered as a result of the transactions contemplated hereby in a manner which, individually or in the aggregate with all such other contracts, agreements or arrangements would reasonably be expected to result in a Material Adverse Effect on TBS; or (ii) is an arrangement limiting or restraining CFJ, TBS, VTI or any successor thereto from engaging or competing in any business which has, or could reasonably be expected to have in the foreseeable future, a Material Adverse Effect on TBS.

(c) any contract between ICS and TBS is either set forth in Schedule 3.17 or will be canceled as of the Closing Date.

SECTION 3.18 -- Financial Statements. (a) Schedule 3.18 sets forth financial statements for TBS as at June 26, 1996, and for the fiscal year then ended, as well as interim financial statements as at and for the fiscal quarter ending September 28, 1996 and the month ending October 26, 1996 (the "TBS Financial Statements"). TBS and ICS represent that such financial statements have been prepared in accordance with GAAP, and that such statements fairly present in all material respects the financial position of TBS as of the above dates and for the respective periods then ended. (b) Except as disclosed inSchedule 3.18, TBS does not have any other liabilities, either absolute, contingent or otherwise, whether due or to become due, which individually or in the aggregate, would be reasonably likely to have a Material

Adverse Effect on TBS, other than liabilities appropriately reserved in such financial statements. (c) The accounts receivable of TBS as reflected on such financial statements (net of reserves reflected in such financial statements), to the extent uncollected on the date hereof, are valid and existing and represent monies due for goods and services sold and delivered in the ordinary course of business. Except as reflected on such financial statements as required for warranty claims and sales allowances in the ordinary course of business, there are no refunds, discounts, or other adjustments payable in respect of any such accounts receivable and there are no defenses, rights of set off, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any account receivable of TBS. (d) The values of the inventory reflected in the financial statements, including without limitation, raw materials, work in process and finished goods, reflect TBS's inventory valuation under GAAP. Purchase commitments for raw materials and parts are not materially in excess of normal requirements. Sales commitments for finished goods are at prices in excess of the prices used in valuing inventory items or of estimated costs of manufacture for items not in inventory, after allowing for selling expenses, overhead, and a profit margin. Except for items that were obsolete, below standard quality, or in the process of repair on the date of this Agreement which have been written down to a realizable market value or for which adequate reserves under GAAP have been provided, all items on hand as of the Closing Date will consist, in all material respects, of items of a quality usable and saleable in the ordinary course of business and will conform in all material respects to generally accepted standards in the industry of which TBS is a part. (e) Reserves have been established to the extent required and in accordance with GAAP for material contingent liabilities, including without limitation warranty obligations, product liability claims, price protection policies and liabilities with respect to employees and agents of TBS, and such reserves are adequate under GAAP to cover such items. The financial statements referred to in subpart (a) above reflect the effect of transactions between TBS and ICS. All such transactions between TBS and ICS were at arms length and pursuant to a valid business purpose.

SECTION 3.19 -- Properties. Set forth on Schedule 3.19 is a true and complete list of all real property owned by TBS and real property leased by TBS pursuant to leases providing for the occupancy, in each case, of not less than 5,000 square feet ("Material Leases"), and the name of the Lessor, the date of the Material Lease and each amendment to the Material Lease, the aggregate annual rent or other fee payable under any such Material Lease. TBS owns outright the fee simple title in and to and has good and marketable title, free and clear of encumbrances, to all real properties purported to be owned by it. All Material Leases are in good standing, valid and effective in accordance with their respective terms, and TBS is not in default under any such leases, except where the lack of such good standing, validity and effectiveness or the existence of such default would not be reasonably likely to have a Material Adverse Effect on TBS.

SECTION 3.20 -- Officers, Remuneration, and Bank Accounts. Schedule 3.20 contains a complete and accurate list showing (i) the names of all directors and officers of TBS, (ii) the compensation paid or to be paid to such officers and directors, and (iii) the name and location of each bank or other institution in which TBS has any deposit account, lock box or safe deposit box, and the names of all persons authorized to draw thereon or have access thereto.

ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF VTI, CFJ AND CFJ STOCKHOLDERS

VTI, CFJ and CFJ Stockholders hereby represent and warrant as of the date hereof to TBS and ICS as follows:

SECTION 4.1 -- Organization and Qualification. VTI, CFJ, and VTI Merger are corporations duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. VTI and CFJ have the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate or lease the properties that they purport to own, operate or lease and to carry on their businesses as it is now being conducted, and they are duly qualified as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of their properties owned, operated or leased or the nature of their activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not have a Material Adverse Effect on CFJ or VTI.

SECTION 4.2 -- Certificate of Incorporation and Bylaws. CFJ or CFJ Stockholders has heretofore furnished to TBS a complete and correct copy of the Certificate of Incorporation and the Bylaws, each as amended to the date hereof, of VTI, CFJ, and VTI Merger. Such Certificates of Incorporation and Bylaws are in full force and effect, and VTI, CFJ, and VTI Merger are not in violation of any of the provisions of their respective Certificate of Incorporation or, in any material respect, their Bylaws.

SECTION 4.3 -- Capitalization. (a) The authorized capital stock of CFJ consists solely of 200 shares of CFJ Common Stock, with no par value, of which, immediately prior to Closing, (i) 200 shares were issued and outstanding, (ii) 100 shares are owned by CFJ Stockholders and 100 shares are owned by John Bonanno, (iii) no shares were held in the treasury of CFJ and (iv) no shares were issuable upon the exercise of options outstanding under the CFJ option plans listed on Schedule 4.3 hereto. Except as set forth on Schedule 4.3 or, after the date hereof, (i) since September 30, 1996, no shares of CFJ Common Stock have been issued, except upon the exercise of options described in the immediately preceding sentence, and (ii) there are no outstanding CFJ Equity Rights. For purposes of this Agreement, CFJ Equity Rights shall mean subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from CFJ at any time, or upon the happening of any stated event, any shares of the capital stock of CFJ ("CFJ Equity Rights"). Schedule
4.3 hereto sets forth a complete and accurate list of certain information with respect to all outstanding CFJ Equity Rights as of September 30, 1996. Since September 30, 1996, no CFJ Equity Rights have been issued except as set forth on
Schedule 4.3, or, after the date hereof.

(b) The authorized capital stock of VTI consists solely of 5,500,000 shares of common stock of VTI, with $0.01 par value per share (the "VTI Common Stock"), of which, immediately after Closing, (i) 5,000,000 shares of VTI Common Stock were issued and outstanding in accordance with the terms of Articles I and II of this Agreement, (ii) no shares were held in the treasury of VTI and (iii) 500,000 shares of VTI Commn Stock were reserved for issuance upon the exercise of options under the VTI option plans, and (iv) except for the aforesaid options which may be granted in accordance with the terms of this Agreement, there are no outstanding VTI Equity Rights. For purposes of this Agreement, VTI Equity Rights shall mean subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from VTI at any time, or upon the happening of any stated event, any shares of the capital stock of VTI ("VTI Equity Rights").
Schedule 4.3 hereto sets forth a complete and accurate list of certain information with respect to all outstanding VTI Equity Rights as of the Closing Date.

(c) Except as set forth on Schedule 4.3, or as provided in Articles I and II of this Agreement, as of and after the date hereof, there are no obligations, contingent or otherwise, of VTI or CFJ to repurchase, redeem or otherwise acquire any shares of capital stock of VTI or CFJ, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(d) All of the issued and outstanding shares of CFJ Common Stock and VTI Common Stock are validly issued, fully paid and non-assessable (including the shares of VTI Common Stock issued pursuant to this Agreement,) and as of the issuance or conversion hereunder are free and clear of all security interests, liens, claims, pledge agreements or incumbrance of any nature.

SECTION 4.4 -- Authority Relative to this Agreement. VTI, CFJ, and VTI Merger have the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary stockholder approval of the Agreement, to carry out their obligations hereunder. The execution and delivery of this Agreement by VTI, CFJ, and VTI Merger and the consummation by VTI, CFJ, and VTI Merger of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of VTI, CFJ, and VTI Merger, subject to any approval of this Agreement by VTI's and CFJ's stockholders if required by applicable law. This Agreement has been duly executed and delivered by VTI, CFJ, VTI Merger and CFJ Stockholders and, assuming the due authorization, execution and delivery thereof by the other Parties, constitutes a legal, valid and binding obligation of VTI, CFJ, VTI Merger, and CFJ Stockholders, enforceable against them in accordance with its terms.

SECTION 4.5 -- No Conflict; Required Filings and Consents. (a) Except as listed on Schedule 4.5 hereto or as described in subsection (b) below, the execution and delivery of this Agreement by VTI, CFJ, and VTI Merger does not, and the performance of this Agreement by VTI, CFJ, and VTI Merger will not, (i) violate or conflict with their Certificate of Incorporation or their Bylaws, (ii) conflict with or violate any law, regulation, court order, judgment or decree applicable to VTI, CFJ or CFJ Stockholders or by which any of their respective property is bound or affected, (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of CFJ pursuant to, result in the loss of any material benefit under, or require the consent of any other party to, any contract, instrument, permit, license or franchise to which CFJ is a party or by which CFJ, or any of its property is bound or affected, except, in the case of clause (ii) and (iii) above, for conflicts, violations, breaches, defaults, results or consents which, individually or in the aggregate, would not have a Material Adverse Effect on CFJ.

(b) Except as listed on Schedule 4.5 and except for applicable requirements, if any, of state or federal regulatory laws and commissions, the Exchange Act, the notification requirements of the HSR Act, filing and recordation of appropriate merger or other documents as required by Delaware, New York and Pennsylvania law and any filings required pursuant to any state securities or "blue sky" laws or the rules of any applicable stock exchanges, VTI, CFJ, VTI Merger, or the CFJ Stockholders are not required to submit any notice, report or other filing with any governmental authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any governmental or regulatory authority, domestic or foreign, is required to be obtained by VTI, CFJ, or VTI Merger in connection with its execution, delivery or performance of this Agreement.

SECTION 4.6 -- Absence of Certain Changes or Events.  Except as disclosed on
Schedule 4.6 or the interim balance sheet dated October 31, 1996, (a) since December 31, 1995, CFJ has not incurred any material liability, except in the ordinary course of its businesses consistent with its past practices, and there has not been any change, or any event involving a prospective change, in the business, financial condition or results of operations of CFJ which has had, or is reasonably likely to have, a Material Adverse Effect on CFJ, and CFJ has conducted its business in the ordinary course consistent with its past practices; and (b) prior to the Effective Time VTI, and VTI Merger have conducted no business and have been duly organized solely for the purpose of consummating the Mergers as provided by this Agreement.

SECTION 4.7 -- Litigation. There are no claims, actions, suits, proceedings, arbitration or investigations pending or, to CFJ's or the CFJ Stockholder's knowledge, threatened against CFJ, or any properties or rights of CFJ, before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, as to which there is more than a remote possibility of an adverse judgment or determination against CFJ or any properties or rights of CFJ which may reasonably be expected to have a Materially Adverse Effect on TBS, except (a) as disclosed on Schedule 4.7 hereto and (b) as disclosed on Schedule 4.8 through and including Schedule 4.20, hereto.

SECTION 4.8 -- No Violation of Law. The business of CFJ is not being conducted in violation of any statute, law, ordinance, regulation, judgment, order or decree of any domestic or foreign governmental or judicial entity (including any stock exchange or other self-regulatory body) ("Legal Requirements"), or in violation of any permits, franchises, licenses, authorizations or consents that are granted by any domestic or foreign government or judicial entity (including any stock exchange or other self- regulatory body) ("Permits"), except for possible violations none of which, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect on CFJ. Except as set forth on Schedule 4.8 hereto, no investigation or review by any domestic or foreign governmental or regulatory entity (including any stock exchange or other self-regulatory body) with respect to CFJ in relation to any alleged violation of law or regulation is pending or, to CFJ's the CFJ Stockholder's knowledge, threatened, nor has any governmental or regulatory entity (including any stock exchange or other self-regulatory body) indicated an intention to conduct the same, except for such investigations which, if they resulted in adverse findings, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CFJ. Except as set forth on Schedule 4.8 hereto, CFJ is not subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any court, governmental entity or regulatory agency that materially restricts the conduct of its business or which may reasonably be expected to have a Material Adverse Effect on CFJ, nor has CFJ or the CFJ Stockholders been advised that any court, governmental entity or regulatory agency is considering issuing or requesting any of the foregoing. None of the representations and warranties made in this Section 4.8 are being made with respect to Environmental Laws.

SECTION 4.9 -- Employee Matters; ERISA. (a) Set forth on Schedule 4.9 hereto is a true and complete list of all employee benefit plans covering present and former employees or directors of CFJ or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any deferred compensation bonuses, stock options, restricted stock plans, incentive compensation, severance or change in control agreements and any other material benefit arrangements or payroll practices (collectively, the "CFJ Benefit Plans"). Except as described in Schedule 4.9 CFJ is not a party to or bound by any oral or written (i) employment agreement (other than employment agreements terminable by CFJ without premium or penalty on notice of 30 days or less under which the only the only material monetary obligation is to make current wage or salary payments and provide current fringe benefits) or consulting agreement; (ii) contract or agreement with any officer, director, or employee (other than employment agreements disclosed in response to or excluded from the scope of clause (i) above, of CFJ; or (iii) compensation arrangements, bonus or benefit plans, programs or arrangements, including without limitation all policies, plans and programs relating to retirement, disability, insurance (including any self-insured arrangements,) severance pay, supplemental unemployment benefit, equity participation, stock purchase, stock option, stock appreciation right or any other incentive program (each a "CFJ Benefit Arrangement").

(b) All contributions and other payments required to be made by CFJ to or under any CFJ Benefit Plan and CFJ Benefit Arrangement (or to any person pursuant to the terms thereof) for any period ending before or on, or including the Closing Date have been made or the amount of such payment or contribution obligation has been reflected in the CFJ Financial Statements (as defined in Section 4.18 hereof).

(c) Each of the CFJ Benefit Plans and CFJ Benefit Arrangements intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified, and, to CFJ's knowledge, no circumstances exist that could reasonably be expected by CFJ to result in the revocation of any such determination. CFJ is in compliance in all material respects with, and each of the CFJ Benefit Plans and CFJ Benefit Arrangement is and has been operated in all material respects in compliance with, all applicable Legal Requirements governing such plan, including, without limitation, ERISA and the Code. Each CFJ Benefit Plan and CFJ Benefit Arrangement intended to provide for the deferral of income or the reduction of salary or other compensation, or to afford other income tax benefits, complies in all material respects with the requirements of the applicable provisions of the Code and other Legal Requirements to the extent required to provide such income tax benefits.

(d) With respect to the CFJ Benefit Plans and CFJ Benefit Arrangements, individually and in the aggregate, no event has occurred and, to CFJ's or the CFJ Stockholder's knowledge, there does not now exist any condition or set of circumstances, that could subject CFJ to any liability arising under the Code, ERISA or any other applicable Legal Requirements (including, without limitation, any liability to any such plan, any affiliate plan or the Pension Benefit Guaranty Corporation (the "PBGC")), or under any indemnity agreement to which CFJ is a party, that would reasonably be likely to have a Material Adverse Effect on CFJ.

(e) CFJ has no current or expired collective bargaining agreements.

(f) Except as set forth on Schedule 4.9 hereto, (i) the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from CFJ to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any CFJ Benefit Plan being established or becoming accelerated, vested or payable, (ii) CFJ is not a party to (or bound by) (A) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any current or former officer, director or employee (whether or not characterized as a plan for purposes of ERISA), (B) any consulting contract with any person who prior to entering into such contract was a director or officer of CFJ, or (C) any plan, agreement, arrangement or understanding similar to any of the items described in clause (ii)(A) or (B) of this sentence, and (iii) CFJ is not a party to (or bound by) any agreement with any officer or key employee of CFJ providing any term of employment or compensation guarantee extending for a period longer than six months from the date hereof or for payment of compensation in excess of $75,000 per annum.

SECTION 4.10 -- Labor Matters. Except as disclosed on Schedule 4.10 hereto, CFJ is not party to any written or oral collective bargaining agreement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by CFJ as a bargaining representative for employees of CFJ. Except as disclosed on Schedule 4.10 hereto, to CFJ's or the CFJ Stockholder's knowledge, there is no current union representation question involving employees of CFJ, nor does CFJ or the CFJ Stockholders have knowledge of any significant activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Neither the CFJ Stockholders or CFJ hasmade any commitment not in collective bargaining agreements listed on Schedule 4.10 hereto that would require the application of the terms of any collective bargaining agreements entered into by CFJ to VTI, to any joint venture of VTI, or to any Subsidiary of VTI . For purposes of this Section 4.10, "material" refers to any liability which could reasonably be expected to exceed $75,000.

SECTION 4.11 -- Environmental Matters. Except as set forth on Schedule 4.11 hereto:

(a) To CFJ's and CFJ Stockholders's knowledge, (i) no underground storage tanks are present under any property that CFJ has at any time owned, operated, occupied or leased, (ii) no material amount of any substance that has been designated by any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") or by applicable federal, state, or local law to be radioactive, toxic, hazardous, or otherwise a danger to health or the environment, including without limitation, PCBs, asbestos, petroleum, urea-formaldehyde, and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws ( a "Hazardous Material"), but excluding office and janitorial supplies, are present as a result of the actions of CFJ or CFJ Stockholders or any actions of any third party or otherwise, in on or under any property, including the land and improvements, ground water and surface water, that CFJ has at any time owned, operated, occupied or leased, (iii) at no time has CFJ transported, stored, used, manufactured, disposed of, released, or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, which has had or is reasonably likely to have a Material Adverse Effect on CFJ, nor has CFJ disposed of, transported, sold or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity, which has had or is reasonably likely to have a Material Adverse Effect on CFJ.

(b) To CFJ's and CFJ Stockholders's knowledge, (i) CFJ currently holds all environmental approvals, permits, licenses, clearances, and consents (the "Environmental Permits") necessary for the conduct of its Hazardous Material Activities and other businesses of CFJ as such activities and businesses are currently being conducted, the absence of which would be reasonably likely to have a Material Adverse Effect on CFJ, (ii) no action, proceeding, amendment procedure, writ, injunction or claim is pending or threatened concerning any Environmental Permit or Hazardous Materials Activity of CFJ, (iii) there are no facts or circumstances which could involve CFJ in any environmental litigation or impose upon CFJ any environmental liability which would reasonably be likely to have a Material Adverse Effect on CFJ.

SECTION 4.12 -- Board Action; Vote Required; Amendment of Rights Agreement. (a) The CFJ Stockholders and the Board of Directors of CFJ have determined that the transactions contemplated by this Agreement are in the best interests of CFJ and its stockholders and have resolved to recommend to such stockholders that they vote in favor thereof.

(b) The approval of the Agreement by a majority of the votes entitled to be cast by all holders of CFJ Common Stock is the only vote of the holders of any class or series of the capital stock of CFJ required to approve this Agreement, and the other transactions contemplated hereby.

SECTION 4.13 -- Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's, investment banking or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CFJ or the CFJ Stockholders.

SECTION 4.14 -- Tax Matters.  Except as set forth on Schedule 4.14 hereto:
(a) All returns and reports relating to CFJ Taxes (as defined below) required to be filed by or on behalf of CFJ on or prior to the Closing Date with respect to all taxable periods ending on or prior to the Closing Date have been or will be filed with the appropriate governmental authorities on or prior to the Closing Date or by the due date thereof including any applicable extensions;

(b) The returns and reports referred to in subpart (a) of this Section 4.14 correctly reflect (and as to returns not filed as of the date hereof, will correctly reflect) all material liabilities of CFJ required to be shown thereon;

(c) All material federal, state, local and foreign income, profits, franchise, transfer, payroll, property, sales, use, customs, excise, withholding, gross receipts, estimated and other taxes or imports for which CFJ is liable, including additions to the aforesaid for interest and penalties ("CFJ Taxes"), shown as due on those returns and reports referred to in subpart (a) of this
Section 4.14 which have been, should have been or will be filed by the Closing Date, as well as any CFJ Taxes imposed on or in respect of any amounts paid to or by CFJ, whether or not such amounts or CFJ Taxes are referred to or shown on any returns or reports referred to in Section 4.14(a) hereof, have been or will be paid on or prior to the Closing Date, and any CFJ Taxes not yet due shall be adequately reflected as a liability on CFJ's books and records and on its financial statements for all relevant periods.

(d) With respect to any period for which returns and reports for CFJ Taxes have not yet been filed, or for which CFJ Taxes are not yet due or owing, CFJ has made due and sufficient accruals for such CFJ Taxes in its books and records and financial statements;

(e) With respect to such returns referred to in Section 4.14 (a) hereof, (i) neither the IRS nor any other taxing authority has asserted in writing, or has threatened in writing to assert against CFJ or the CFJ Stockholders (the "CFJ Group"), any deficiency or claim for additional CFJ Taxes; (ii) no member of the CFJ Group has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any CFJ Taxes for which any member of the CFJ Group may be liable; (iii) no power of attorney with respect to any such CFJ Taxes has been executed or filed with any taxing authority, and
(iv) no closing agreement with respect to any material CFJ Taxes has been entered into by or with respect to any member of the CFJ Group pursuant to sections 7121 or 7122, as amended of the Code or any similar provision of any state, local or foreign law.

(f) If, for any state, local, or foreign tax purpose, a taxable period for CFJ begins before the Closing Date and ends after the Closing Date (a "Bridge Period"), the Parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authority to treat the portion of the Bridge Period on or before the Closing Date and for all purposes as a short taxable period ending as of the close of the Closing Date and such short taxable period shall be treated as a taxable period ending on the Closing Date for purposes of this Agreement; for purposes of preparing a return for CFJ Taxes for any such Bridge Period, CFJ Taxes for the Bridge Period shall be allocated between the portion of the Bridge Period ending on the Closing Date and the portion of the Bridge Period beginning on the day after the Closing Date using a closing of the books method and assuming that each taxable period of CFJ ended at the end of the Closing Date, except that (i) exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall (to the extent permitted by law) be apportioned on a per diem basis, (ii) real property CFJ Taxes shall be allocated in accordance with section 164(d) of the Code, and (iii) other property CFJ Taxes that are calculated on an annual basis shall be apportioned on a per diem basis.

(g) The CFJ Stockholders have included or will be including in their federal income tax return and their state and local tax returns the profit and losses of CFJ during all periods of time in which a S corporation election was in effect for CFJ.

(h) No irrevocable federal income tax elections are in effect with respect to or affecting CFJ (including without limitation elections under Section 108, 168, 341 1017, 1033, 1502-20 and 4977 of the Code), and no property owned by CFJ is property that CFJ is required to treat as being owned by another person pursuant to the provisions of section 168(f)(8) of the Code, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property within the meaning of section 168(h)(1) of the Code.

(i) From and after the date hereof, VTI shall not, and shall not permit any of its affiliates to, amend any return or report for Taxes previously filed, which includes information relating to or effecting ICS, which amendment could affect the liability for Taxes of ICS, unless prior written notice thereof has been delivered to ICS; any such amended federal, state or local return or report shall not be filed with out the express written consent of ICS if the amendment reports an increase in Taxes, unless VTI, at the time of filing such amended return, pays the IRS or other relevant taxing authority an amount equal to such increase in Taxes; for the purposes of preparing all returns for Taxes for taxable periods up prior to or including the Closing Date, the income, deductions, and credits of CFJ and VTI shall be allocated in a manner consistent with the method provided above; all returns and reports for Taxes filed after the execution date of this Agreement shall, insofar as they relate to items for periods that included days on or before the Closing Date, to the extent permitted by applicable law, be on a basis consistent with the last previous such returns filed in respect of or including items of CFJ.

SECTION 4.15 -- Intellectual Property. (a) CFJ owns, is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, and any applications for such patents, trademarks, trade names, service marks, copyrights and mask works, as well as any schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of CFJ as currently conducted, the absence of which would be reasonably likely to have a Material Adverse Effect on CFJ (the "CFJ Intellectual Property Rights"). Schedule 4.15 lists (i) all patents and patent applications, trademarks, registered copyrights, maskworks, trade names and service marks which CFJ considers to be material in such conduct of its business and included in the CFJ Intellectual Property Rights, including the jurisdiction in which each of such CFJ Intellectual Property Right has been issued or registered or in which any such application for issuance or registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which CFJ is a party and pursuant to which (A) CFJ is authorized to use any third party patents, trademarks or copyrights, including software ("CFJ Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any CFJ product that is material to its business, and
(B) CFJ authorizes a third party's use of CFJ Intellectual Property Rights, other than as an end user purchaser of a CFJ product.

(b) CFJ is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in breach of any license, sublicense or other agreement relating to the CFJ Intellectual Property Rights or the CFJ Third Party Intellectual Property Rights, the breach of which would be reasonably likely to have a Material Adverse Effect on CFJ.

(c) To CFJ's or CFJ Stockholders's knowledge all patents, registered trademarks, service marks and copyrights held by CFJ are valid and subsisting. Except as set forth on Schedule 4.15, CFJ (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) neither CFJ nor CFJ Stockholders has any knowledge that the manufacture, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement would reasonably be expected to have a Material Adverse Effect on CFJ.

SECTION 4.16 -- Insurance. Except as set forth on Schedule 4.16 hereto, CFJ is, and has been continuously since its inception, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by CFJ during such time period. Schedule 4.16 contains a complete and accurate schedule of all insurance policies held by CFJ or CFJ Stockholders related CFJ's business and now in force (including, without limitation, public liability, property damage, workmen's compensation, fidelity bonds, theft, forgery and other coverage,) and such schedule indicates the nature of each policy, and the amount of coverage in each case. All such policies are in full force and the premiums due thereon have been timely paid. CFJ or CFJ Stockholders, as the case may be, shall continue to maintain such insurance coverage in full force and effect until the Closing Date. Except as set forth on such Schedule 4.16 CFJ has not received notice of cancellation or termination with respect to any material insurance policy of CFJ. The insurance policies of CFJ are valid and enforceable policies.

SECTION 4.17 -- Certain Contracts. (a) Schedule 4.17 contains a list of all material (as such term is used in regulation S-K, Item 601 under the Exchange
Act) contracts as to which CFJ is a party, and true and complete copies of all such material contracts have been delivered to ICS. All CFJ contracts are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms, and CFJ has not violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default or breach under the provisions of, any CFJ contract, except for defaults or breaches which, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on CFJ. True and complete copies of all CFJ contracts have been delivered to TBS.

(b) Schedule 4.17 identifies each contract, agreement or arrangement to which CFJ is a party or may be bound and (i) under the terms of which any of the rights or obligations of a party thereto will be modified or altered as a result of the transactions contemplated hereby in a manner which, individually or in the aggregate with all such other contracts, agreements or arrangements would reasonably be expected to result in a Material Adverse Effect on CFJ; or (ii) is an arrangement limiting or restraining CFJ, CFJ, VTI or any successor thereto from engaging or competing in any business which has, or could reasonably be expected to have in the foreseeable future, a Material Adverse Effect on CFJ.

(c) any contract between CFJ and the CFJ Stockholders is either set forth on
Schedule 4.17 or will be canceled as of the Closing Date.

SECTION 4.18 -- Financial Statements. (a) Schedule 4.18 sets forth the financial statements for CFJ as at December 31, 1995, and for the fiscal year then ended, as well as interim financial statements as at October 31, 1996 and for the ten month period then ended (the "CFJ Financial Statements"). CFJ and CFJ Stockholders represent that such financial statements have been prepared in accordance with GAAP, and that such statements fairly present in all material respects the financial position of CFJ as of the above dates and for the respective periods then ended.
(b) Except as disclosed in in Schedule 4.18, CFJ does not have any other liabilities, either absolute, contingent or otherwise, whether due or to become due, which individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on CFJ, other than liabilities appropriately reserved such financial statements. (c) The accounts receivable of CFJ as reflected on such financial statements (net of reserves reflected in such financial statements), to the extent uncollected on the date hereof, are valid and existing and represent monies due for royalties or for goods and services sold and delivered in the ordinary course of business. Except as reflected on such financial statements or as required for warranty claims and sales allowances in the ordinary course of business, there are no refunds, discounts, or other adjustments payable in respect of any such accounts receivable and there are no defenses, rights of set off, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any account receivable of CFJ. (d) The values of the inventory reflected in the financial statements, including without limitation, raw materials, work in process and finished goods, reflect CFJ's inventory valuation under GAAP. Purchase commitments for raw materials and parts are not materially in excess of normal requirements. Sales commitments for finished goods are at prices in excess of the prices used in valuing inventory items or of estimated costs of manufacture for items not in inventory, after allowing for selling expenses, overhead, and a profit margin. Except for items that were obsolete, below standard quality, or in the process of repair on the date of this Agreement which have been written down to a realizable market value or for which adequate reserves under GAAP have been provided, all items on hand as of the Closing Date will consist, in al l material respects, of items of a quality usable and saleable in the ordinary course of business and will conform in all material respects to generally accepted standards in the industry of which CFJ is a part. (e) Reserves have been established to the extent required and in accordance with GAAP for material contingent liabilities, including without limitation warranty obligations, product liability claims, price protection policies and liabilities with respect to employees and agents of CFJ, and such reserves are adequate under GAAP to cover such items. The financial statements referred to in subpart (a) above reflect the effect of transactions between CFJ and the CFJ Stockholders. Except as is set forth in Schedule 4.18 all such transactions between CFJ and the CFJ Stockholders were at arms length and pursuant to a valid business purpose.

SECTION 4.19 -- Properties. Set forth on Schedule 4.19 is a true and complete list of all real property owned by CFJ and real property leased by CFJ pursuant to leases providing for the occupancy, in each case, of not less than 5,000 square feet ("Material Leases"), and the name of the Lessor, the date of the Material Lease and each amendment to the Material Lease, the aggregate annual rent or other fee payable under any such Material Lease. CFJ owns outright the fee simple title in and to and has good and marketable title, free and clear of encumbrances, to all real properties purported to be owned by it. All Material Leases are in good standing, valid and effective in accordance with their respective terms, and CFJ is not in default under any such leases, except where the lack of such good standing, validity and effectiveness or the existence of such default would not be reasonably likely to have a Material Adverse Effect on CFJ.

SECTION 4.20 -- Officers, Remuneration, and Bank Accounts. Schedule 4.20 contains a complete and accurate list showing (i) the names of all directors and officers of CFJ, (ii) the compensation paid or to be paid to such officers and directors, and (iii) the name and location of each bank or other institution in which CFJ has any deposit account, lock box or safe deposit box, and the names of all persons authorized to draw thereon or have access thereto.


                      ARTICLE V -- ADDITIONAL AGREEMENTS

SECTION 5.1 -- Additional Agreements. Each of the Parties will comply in all material respects with all applicable laws and with all applicable rules and regulations of any governmental authority in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby. Each of the Parties agrees to use all commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to enable the preparation and filing by the Parties of all forms, financial statements, returns (including filing of tax returns after the Closing Date), reports and other disclosures required by prevailing laws, rules and regulations as a result of such transactions.

SECTION 5.2 -- Public Announcements. The Parties shall use all reasonable efforts to develop a joint communications plan and each Party shall use all reasonable efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan or, to the extent inconsistent therewith, shall have received the prior written approval of the other. The Parties acknowledge ICS's disclosure obligations as a public company and agree that such communications plan shall take into account these obligations.

SECTION 5.3 --Stock Option and Other Benefit Plans. Except as otherwise provided herein or set forth on Schedule 4.9, VTI, TBS and CFJ agree that, unless otherwise determined by the VTI board of directors, the CFJ Benefit Plans in effect at the date hereof shall remain in effect after the Closing Date with respect to classes of employees covered by such plans immediately prior to the Closing Date, and to the extent reasonably allowed by their terms, such plans shall be extended to TBS employees after the Closing Date.

SECTION 5.4 -- Termination of TBS Benefit Plans. TBS shall, to the extent it can legally do so, terminate as of the Closing Date all TBS Benefit Plans extended by ICS to and effecting current and past TBS employees. ICS shall bear the costs of all post-Closing expenses associated with such TBS Benefit Plans, including the costs of such terminations.

SECTION 5.5 -- Indemnification Obligations. From and after the date hereof (i) ICS (the "TBS Indemnifying Party"), shall indemnify and hold harmless VTI (the "TBS Indemnified Party"), and (ii) the CFJ Stockholders (the "CFJ Indemnifying Party"), shall, jointly and severally, indemnify and hold harmless VTI (the "CFJ Indemnified Party"), in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses (collectively the "Damages") resulting from or arising out of any (1) misrepresentation or breach of warranty made by or on behalf of the Indemnifying

Party in this Agreement, (2) non-fulfillment of any agreement or covenant on the party of the Indemnifying Party hereunder. In the event of any claim or demand, or other circumstance or state of facts which could give rise to any claim or demand, for which an Indemnifying Party may be liable to an Indemnified Party hereunder is asserted against or sought to be collected, the Indemnified Party shall promptly notify the Indemnifying Party, specifying the nature of the claim or demand and the estimated amount thereof. If the claim or demand is asserted against or sought to be collected by a third party, the Indemnifying Party shall have thirty days from the receipt of such notice to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party's sole cost and expense and by counsel of its own choosing to defend against such claim or demand. The Indemnifying Party shall control such defense and settlement thereof, provided, however, that (1) no settlement shall be made which imposes
         -----------------------
any liability upon the Indemnified Party without the prior consent of the Indemnified Party, and (2) the Indemnified Party shall be entitled at its own expense and by counsel of its own choosing to participate in (but not control) such defense. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim or demand, and control the defense thereof, so long as it waives its right to any indemnification hereunder and such payment or settlement is not likely to have a Material Adverse Effect on the Indemnifying Party. The Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel and to make available to the Indemnifying Party and its counsel all available information and documents relating to such claim or demand as may reasonably be required to ensure the proper and adequate defense of such claim or demand. In the event the claim or demand is not being asserted against or sought to be collected by a third party the Indemnifying Party and the Indemnified Party shall each attempt in good faith to resolve such claim or demand in a manner consistent with the indemnification obligations set forth herein. If such claim or demand cannot be resolved by the Indemnifying Party and the Indemnified Party within a thirty day period after the receipt of notice of the claim or demand, they shall jointly appoint a neutral mediator pursuant to the mediation process set forth herein. The foregoing notwithstanding no claim or demand shall be made for indemnification hereunder for any Damages less than U.S.$25,000 individually, and until such time as the Damages with respect to an Indemnifying Party are in the aggregate equal to or greater than U.S.$100,000.

SECTION 5.6 -- Post-Closing VTI Board of Directors. At the Closing Date and for so long thereafter as ICS owns at least twenty (20%) of the voting stock of VTI,
(i) the total number of persons serving on the Board of Directors of VTI shall be five (unless otherwise agreed in writing by ICS and CFJ Stockholders), (ii) two of such directors shall be nominated by ICS and the three remaining directors shall be nominated by CFJ, and (iii) each of the Parties hereunder which are VTI Stockholders shall vote all of their shares of VTI Common Stock for such nominees and shall otherwise use its best efforts to accomplish the aforesaid. In the event that any person so nominated and selected to serve on the Board of Directors of VTI after the Closing Date is or becomes unable or unwilling to serve in such position or otherwise resigns or is removed, the aforesaid constituency which originally nominating such person shall designate a replacement director to serve in such person's stead. The Parties shall vote their shares for such designated replacement director or other nominee in accordance with the provisions of this section. Each of the Parties shall take such action as they shall reasonably deem advisable to give effect to the provisions set forth in this section, including but not limited to incorporating such provisions in the Bylaws of VTI in effect at the Closing Date.

SECTION 5.7 -- Bridge Financing. ICS agrees to provide to VTI bridge financing, subject to the terms and conditions of the Revolving Credit Agreement and Note attached hereto as Exhibit A, and incorporated herein by reference.

SECTION 5.8 -- Super Majority. The Parties agree that until such time as VTI completes a public offering of its Common Stock or ICS shall hold less than twenty percent of the total voting stock of VTI, whichever comes first, VTI will not, nor will the Parties hereunder permit VTI or any of VTI's subsidiaries, to effectuate any of the following actions without an affirmative vote of at least four members of the Board of Directors of VTI: (i) the issuance of any new shares (except pursuant to stock options as provided herein) or the creation of any new class of shares, (ii) the hiring or firing of the CEO, COO or CFO, (iii) the determination of the compensation (including stock options) payable to the executive officers, (iv) any agreement or commitment to incur any interest bearing debt to a third party the value of which, in the aggregate, exceeds $1,000,000 (except for alternate financing to repay the bridge financing of Section 5.7), (v) the disposition, other than in the ordinary course of business or in accordance with the approved business plan, of any material asset, (vi) any material deviation from the business plan approved, from time to time, by the board of directors of VTI, (vii) any changes to the certificate of incorporation or the bylaws of VTI, CFJ or TBS and (viii) any transaction that would fall within the definition of a related party transaction in accordance with GAAP or Item 404 of Regulation SK under the Exchange Act (irrespective of the application of the Exchange Act to VTI, CFJ or TBS). Each of the Parties shall take such action as shall reasonably be deemed by either thereof to be advisable to give effect to the provisions set forth in this section, including but not limited to incorporating such provisions in the Bylaws of VTI in effect at the Closing Date.

SECTION 5.9 -- Right of First Refusal, Co-Sale. Excluding any shares to be sold at a public offering as approved by the Board of Directors of VTI or distributed pursuant to a transaction contemplated by Section 5.10 hereof, VTI Stockholders who are Parties hereunder shall, on a pro rata basis equivalent to their current ownership as compared to the total number of shares of VTI Common Stock then issued and outstanding (as adjusted for VTI Stockholders not exercising their right hereunder), have a right of first refusal to purchase the shares of any other Party proposing to sell or otherwise dispose of such shares. Any such VTI Stockholder proposing to sell or otherwise dispose of shares shall first notify the other VTI Stockholders which are Parties hereto, advising them of the terms of such proposed sale, and affording such other VTI Stockholders at least twenty
(20) business days to make a determination as to their participation hereunder.

SECTION 5.10 -- Stock Dividend. The Parties acknowledge and agree that ICS may and shall be entitled at its election, to distribute all or a portion of its VTI Common Stock to ICS stockholders as part of a stock dividend, spin-off or similar transaction. In the event ICS so elects to proceed with such a transaction VTI shall provide reasonable cooperation with respect to the preparation and submission of all filings and disclosures required by prevailing law, rules and regulations covering such transactions, provided however, that the costs of any required registration statements shall be borne by ICS to the extent such statements pertain to shares distributed by ICS.

SECTION 5.11 -- Public Offering. The Board of Directors and the officers of VTI shall exercise their reasonable best efforts to position VTI for and to file a registration statement to implement an initial public offering of the VTI Common Stock prior to December 31, 1997 in accordance with the provisions of the Revolving Credit Agreement and Note. Although the primary intent of any such offering shall be to raise working capital for VTI, ICS and the CFJ Stockholders shall be entitled to tender from their holdings of VTI Common Stock up to 75% for ICS and up to 25% for CFJ Stockholders, of the number of shares offered as part of such offering which exceed VTI's working capital requirements as determined by VTI's Board of Directors.

SECTION 5.12 -- Blue Sky. TBS and CFJ will use their best efforts to obtain prior to the Closing Date all necessary blue sky permits and approvals required to permit the distribution of the shares of VTI Common Stock to be issued in accordance with the provisions of this Agreement.

SECTION 5.13 -- Tax-Free Reorganization. Each of the Parties will use reasonable efforts to cause the transactions hereunder to qualify as tax-free reorganizations under the Code.

SECTION 5.14 -- Review and Adjustments to Closing Balance Sheets. (a) TBS shall prepare a pre-Closing balance sheet of TBS at and as of the close of the business day immediately preceding the Closing Date. CFJ shall prepare a pre-Closing balance sheet of CFJ at and as of the close of the business day immediately preceding the Closing Date. Such pre-Closing balance sheets shall be prepared in accordance with GAAP, but reflect prior reported accounts, practices, elections and methodology for an ongoing business, to the extent such practices, elections and methodology are not inconsistent with GAAP; (b) VTI shall, at its sole expense, retain and cause such prepared pre-Closing balance sheets to be examined and verified in accordance with generally accepted accounting standards by a public accounting firm, which in the case of the TBS balance sheet shall be the firm of KPMG Peat Marwick (ICS's and TBS's current auditing firm, hereafter "KPMG"), and in the case of the CFJ balance sheet shall be the firm of Lutz and Carr (CFJ's current auditing firm, hereafter "L&C"). Such public accounting firm (KPMG for the TBS balance sheet and L&C for the CFJ balance sheet) shall report in writing to VTI (with copies also furnished to
ICS), as to (i) the accuracy of the inventory account set forth on such balance sheets and the valuations and methodologies used with respect to such inventory accounts, and (ii) whether such prepared pre-Closing balance sheets present fairly the financial position of the CFJ and TBS, respectively, as at the close of the business day immediately preceding the Closing Date, in conformity with GAAP (but reflecting prior reported accounts, practices, elections and methodology for an ongoing business, to the extent such practices, elections and methodology are not inconsistent with GAAP;) (c) Such public accounting firms (KPMG for the TBS balance sheet and L&C for the CFJ balance sheet) shall also each prepare and deliver to VTI (with copies also furnished to ICS) a Special Purpose Statement of Net Worth (i.e., the sum of the capital stock, capitalized stockholder debt and accumulated earning and losses), accompanied by a report from such auditing firm to the effect that the Special Purpose Statement of Net Worth is presented fairly in accordance with this Agreement. (d) Each such Special Purpose Statement of Net Worth shall be prepared based upon any adjustments to the respective CFJ and TBS interim balance sheets as at the fiscal period end October, 1996, referred to in Sections 3.18 and 4.18 of this Agreement, as required for conformance of such interim balance sheets with the corresponding pre-Closing balance sheets prepared pursuant to subpart (a) above, as examined and verified by such auditing firm, provided however that such adjustments shall reflect only variances in the following specified balance sheet accounts: Cash and Cash Equivalents, Accounts Receivable, Inventory, Property and Equipment, Deposits, Accounts Payable and Accrued Liabilities. (e) An adjustment is only required and will be made hereunder in the event that such adjustment is unfavorable and exceeds the greater of (i) $250,000. or (ii) 10% of the net worth set forth in the

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

aforesaid interim balance sheet of Sections 3.18 and 4.18.

SECTION 5.15 -- Inspection and Financial Reporting. For so long as ICS shall hold at least twenty percent of the outstanding VTI Common Stock or there is any amount owed to ICS pursuant to the bridge financing of Section 5.7, whichever is longer, (A) VTI shall furnish to ICS such financial statements and reports as are described in the Revolving Credit Agreement and Note. (B) VTI shall permit representative of ICS, at ICS's expense and upon reasonable prior notice, to visit and inspect the properties of VTI and its subsidiaries, during normal business hours, to examine and make copies of, and to discuss with its directors, officers and professional advisors the books of accounts of VTI, in each case for any purpose reasonably related to ICS's investment in and/or loan to VTI.

Section 5.16 -- Key-Man Insurance. VTI shall, as soon as practicable after the date hereof, purchase and thereafter maintain for so long as ICS holds at least twenty percent of the VTI Common Stock or there is any amount owed to ICS pursuant to the bridge financing of Section 5.7, whichever is longer, key-man life insurance on the life of Carmine Bonanno in the amount of $3 million (provided, however, that such amount can be reduced to the extent that such insurance cannot be obtained on commercially reasonable terms). Such policies shall name VTI as beneficiary. VTI shall at all times retain all the incidents of ownership of such insurance and shall not borrow upon or otherwise impair its right to receive the proceeds of such insurance. Any proceeds received by VTI under such key-man insurance policies shall first be applied to reduce the amount outstanding under any bridge financing provided by ICS hereunder.

Section 5.17 -- Non-Compete and Non-Disclosure Agreements. For at least so long as ICS holds at least 10% of the VTI Common Stock or there is any amount owed to ICS pursuant to the bridge financing of Section 5.7, whichever is longer, Carmine Bonanno and Fred Romano shall enter into and remain parties to a written agreement with VTI providing for the protection and safeguarding of VTI's (and its subsidiaries) confidential and proprietary information, and covenanting that Mssrs. Bonanno and Romano will not compete with the business of VTI during the term of their employment with VTI and for a reasonable period thereafter.

Section 5.18 -- Auditing Firm. VTI shall retain and cause CFJ and TBS to retain one of the "big six" public auditing firms as their auditors following the closing of the 1996 fiscal year.

Section 5.19 -- ICS Tax Benefit. ICS agrees to pay to TBS, after the Closing Date, and as and to the extent received by ICS, such tax refund benefits as result from ICS having had TBS included in its consolidated tax returns during any period prior to the Closing Date, with at least $1,000,000 of such benefit being payable to TBS on or before June 30, 1997.


                        ARTICLE VI -- GENERAL PROVISIONS

SECTION 6.1 -- Survival of Covenants and Agreements. Nothing contained herein shall limit any obligation, covenant or agreement of the Parties which by its terms contemplates performance after the Closing Date. All representations made pursuant to Sections 3 and 4 of this Agreement shall be deemed to made at the time of execution of this Agreement and shall survive the execution and delivery of this Agreement until March 31, 1998, or with respect to the

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representations made in Sections 3.14 and 4.14 only, until the expiration of any associated statute of limitations with respect to any liability for taxes.

SECTION 6.2 -- Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the Parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a Party as shall be specified by like notice):

(a) if to TBS (with a copy to ICS at the address set forth below):

          Turtle Beach Systems, Inc.
          5690 Stewart Avenue
          Fremont, CA  94538-3174
          Attn.: President
          Fax: 510-624-6240

(b) if to ICS:

          Integrated Circuit Systems, Inc.
          2435 Blvd. of the Generals
          Valley Forge, PA,  19482-0968
          Attn.: Hock E. Tan, COO
          Fax: 610-630-5602


(c) if to CFJ or the CFJ Stockholders:

          Voyetra Technologies
          c/o CFJ Systems Inc.
          5 Odell Plaza
          Yonkers, NY  10701
          Fax: 914-966-0850
          Attn.: Carmine J. Bonanno

(d) if to VTI (with a copy to ICS at the address set forth above, and a copy to Costigan, Hargraves & McConnel P.C., Mercantile Exchange Bldg., 6 Harrison Street - 4/th/ floor, New York, NY 10013):

          Voyetra Technologies
          c/o CFJ Systems Inc.
          5 Odell Plaza
          Yonkers, NY  10701
          Fax: 914-966-0850
          Attn.: Carmine J. Bonanno

SECTION 6.3 -- Expenses. Except as otherwise provided herein, all costs and expenses of the

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Parties reasonably incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by CFJ, TBS or VTI as is applicable.

SECTION 6.4 -- Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) "1933 Act" means the Securities Act of 1933, as the same may be amended from time to time, and "Exchange Act" means the Securities Exchange Act of 1934, as the same may be amended from time to time.

(b) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

(c) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(d) "GAAP" means generally accepted accounting principles which have been and are consistently applied.

(e) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as the same may be amended from time to time.

(f) "knowledge" of any Party shall mean the actual knowledge of the officers of such Party.

(g) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

(h) "Material Adverse Effects" means any change in or effect on the business of the referenced corporation that is or will be materially adverse to the business, operations (including the income statement), properties (including intangible properties), condition (financial or otherwise), assets, liabilities, but shall not include effects of changes that are generally applicable in (A) the multimedia hardware and software industry or (B) the U.S. economy.

SECTION 6.5 -- Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 6.6 -- Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

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

SECTION 6.7 -- Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and, except as expressly set forth herein, supersedes any and all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except for Section 5.6 (Post-Closing VTI Board of Directors), is not intended to confer upon any person other than TBS, CFJ, and VTI and, after the Closing Date, their respective stockholders, any rights or remedies hereunder.

SECTION 6.8 -- Assignment. This Agreement shall not be assigned by operation of law or otherwise.

SECTION 6.9 -- Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, without regard to the conflicts of laws provisions thereof.

SECTION 6.10 -- Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement. Counterparts bearing the signature of a Party transmitted by facsimile shall be deemed to bind such Party, providing however that the original of such counterpart shall also be provided to the intended recipient or recipients.

SECTION 6.11-- Limitation of Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE HEREUNDER TO THE OTHER FOR CONSEQUENTIAL, INDIRECT, PUNITIVE OR OTHER SPECIAL DAMAGES OF ANY NATURE, EVEN IF ADVISED OF THE POTENTIAL EXISTENCE OF SUCH DAMAGES.

SECTION 6.12 -- Non-Binding Mediation. The Parties shall each attempt in good faith to resolve any claim or dispute arising hereunder. If, however, such claim or dispute cannot be resolved by the Parties within a thirty day period after the receipt of notice of the claim or dispute, they shall jointly appoint a neutral mediator recognized as having expertise in the subject of the claim or dispute within five days after the end of such thirty day period. Such mediator shall attempt to resolve such claim or demand within a thirty day period after appointment, and the Parties shall fully cooperate with such mediator. The proposed resolution of such mediator shall, however, be non-binding.


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